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                                                                   EXHIBIT 21.1


                               Subsidiary List
                         as of September 24, 1999

The following sets forth the wholly-owned subsidiary corporations of Ride, Inc. (a Washington corporation):

     1.   Ride Manufacturing, Inc. (a California corporation)

     2.   SMP Clothing, Inc. (a Washington corporation)

     3.   Ride Snowboard Company (a Washington corporation)

          (a) Preston Binding Company (a Washington corporation) (a subsidiary of Ride Snowboard Company)

     4.   Ride Canada, Inc. (an Ontario corporation)

     5.   Ride International, Inc. (a Barbados corporation)

     6.   Smiley Hats, Inc. (a Nevada corporation)

     7.   Carve, Inc. (a Washington corporation)